Exhibit 99.1

Amcor Reports Solid Results for
Quarter ended September 30, 2026
Net sales of $6,129 million up 7% over prior-year
Diluted EPS of $0.52; Adjusted Diluted EPS of $0.95
GAAP Net Income of $242 million
Adjusted EBITDA $883 million, flat to prior year1
Updates Outlook for Transition Period

ZURICH, November 4, 2026 — Amcor (NYSE: AMCR, ASX: AMC), a global leader in developing and producing responsible packaging solutions, today reported results for the quarter ended September 30, 2026.
Amcor CEO Peter Konieczny said, “We delivered solid operating results this quarter, with broad-based organic volume growth of 1%, led by 3% volume growth in the focus categories. Synergy realization was in line with expectations, and we are on track to achieve our three-year $650 million target.
Energy and distribution costs accelerated late in the quarter, which is creating a headwind in the transition period. Actions to address these inflationary pressures are underway, and we do not expect these higher costs to impact 2027 results.
Building on our broad-based momentum, we are focused on driving long-term sustainable volume growth, and we remain confident in delivering on our medium and long-term financial commitments.”

($ in millions, except EPS)
Key Financials (2)(3)	Three Months Ended September 30,		Reported ∆%
GAAP results	2026	2025
Net sales	$6,129	$5,745	7
Net income attributable to Amcor plc	242	262	(8)
Diluted EPS	$0.52	$0.57	(9)

			Reported ∆%	Constant Currency ∆%
	Three Months Ended September 30,
Adjusted non-GAAP results	2026	2025
Net sales	$6,129	$5,745	7	6
EBITDA	883	909	(3)	(3)
EBIT	689	687	—	—
Net income	440	448	(2)	(2)
Diluted EPS	0.95	0.97	(2)	(3)
Free Cash Flow	$(820)	$(343)
All amounts referenced throughout this document are in US dollars and numbers may not add up to the totals provided due to rounding.
(1) Excluding $21 million impact from divestments.
(2) Adjusted non-GAAP results exclude items not considered representative of ongoing operations. Further details on non-GAAP measures and reconciliations to GAAP measures can be found under "Presentation of non-GAAP information”.
(3) All prior periods presented in this release have been retroactively adjusted to reflect the 1-for-5 reverse stock split effected on January 14, 2026. Further details can be found under 'Reverse Stock Split'.

Financial Results
Three months ended September 30, 2026
Net sales of $6,129 million were 6% higher than last year on a constant currency basis, including an unfavorable impact from divestitures of approximately $112 million, or (2%) on net sales. The pass through of movements in raw material costs had a favorable impact of approximately $435 million, or 8% on net sales and the remaining 1% year over year increase reflects the net impact of volumes and price/mix.
Volumes were approximately 1% higher compared to the September quarter last year. Excluding non-core and divested businesses, volumes were approximately 1.5% higher than prior year. Volume growth was broad-based across nearly all end markets, led by strong growth in pet food, foodservice and beauty and wellness, and was partially offset by lower unconverted film volumes in North America. Across regions, volumes increased in all geographies, led by emerging markets. Price/mix did not have a material impact on net sales.
Adjusted EBIT of $689 million was in line with last year on a constant currency basis, including an unfavorable impact from divestitures of approximately $17 million, or (3%). The remaining 3% year-over-year variation mainly reflects synergy benefits from the Berry acquisition of approximately $50 million and higher volumes partly offset by expected incentive rebuild and the timing of pass-through of higher energy and distribution costs.
Adjusted EBIT margin of 11.2% was impacted by 90-basis point dilution related to increased sales dollars associated with passing through higher raw material costs. Excluding this impact, Adjusted EBIT margin was 12.1%, which was up 10 basis points to prior year on a comparable basis.
Net interest expense was $153 million and adjusted income tax expense was $96 million inclusive of acquisition related financial benefits of approximately $10 million. GAAP income tax expense was $58 million. Adjusted tax expense represents an effective tax rate of 18% in line with the same period last year. Net interest expense was $13 million higher than the prior year adjusted net interest expense primarily as a result of higher interest rates.
Free cash outflow of $820 million, after funding approximately $31 million of Berry related net restructuring and integration costs, was lower than prior year due to working capital impacts driven by resin price volatility related to the Middle East conflict.
Net debt was $14,011 million at September 30, 2026.
Dividend
Based on its confidence in the company's growth trajectory and its disciplined capital allocation strategy, the Board declared a quarterly cash dividend of 66.0 cents per share. This reflects a one cent per share increase compared with 65.0 cents per share in the same quarter last year, declared as 13.0 cents per share before adjusting for the 1-for-5 reverse stock split effected on January 14, 2026. The dividend will be paid in US dollars to holders of Amcor’s ordinary shares trading on the NYSE. Holders of CDIs trading on the ASX will receive an unfranked dividend of 94.0 Australian cents per share, which reflects the quarterly dividend of 66.0 cents per share converted at an AUD:USD average exchange rate of 0.7034 over the five trading days ended November 2, 2026.
The ex-dividend date will be November 24, 2026 for holders of CDIs trading on the ASX and November 25, 2026 for holders of shares trading on the NYSE. For all shareholders, the record date will be November 25, 2026 and the payment date will be December 16, 2026.

Updated Transition Period Outlook
Amcor will have a six-month reporting period from July 1, 2026, through December 31, 2026 ('Transition Period'), as part of transitioning from a previously announced June 30 to December 31 year-end.
For the Transition Period, the Company is lowering its outlook for Adjusted EPS to $1.70 to $1.80 from $1.80 to $1.90 due to the timing of pass-through of higher energy and distribution costs. The Company now expects leverage on December 31, 2026 of approximately 3.6x1 as compared to its previous expectation for leverage of 3.5 - 3.6x.
Outlook does not take into account the impact of potential portfolio optimization actions not announced to date. Outlook contemplates a range of factors, including ongoing geopolitical developments, which create a higher degree of uncertainty and additional complexity when estimating future financial results and actual results could vary materially. Reconciliations of projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for the periods referenced have not been completed. Refer to page 11 for further information.
(1) Leverage calculated as Net Debt divided by LTM Adjusted EBITDA plus share-based compensation.

Conference Call
Amcor is hosting a conference call with investors and analysts to discuss these results on Wednesday, November 4, 2026 at 5:30 p.m. US Eastern Standard Time / Thursday November 5, 2026 at 09:30am Australian Eastern Daylight Time. Investors are invited to listen to a live webcast of the conference call at our website, www.amcor.com, in the “Investors” section.
Those wishing to access the call should use the following toll-free numbers, with the Conference ID: 355 203 362
•USA: 833 461 5787 (toll free)
•Australia: 1800 849 752 (toll free)
•United Kingdom: 0808 196 8935 (toll free)
•Singapore: 1800 408 1721 (toll free)
•Hong Kong: 800 938 481 (toll free)
From all other countries, the call can be accessed by dialing +1 585 542 9983 (toll).
A replay of the webcast will also be available in the "Investors" section at www.amcor.com following the call.

Segment Information
Global Flexible Packaging Solutions segment - September 2026 quarter

	Three Months Ended September 30,		Reported ∆%	Constant currency ∆%
($ in millions)	2026	2025
Net sales	3,359	3,056	10	10
Adjusted EBIT	414	409	1	1
Adjusted EBIT / Sales %	12.3	13.4
Net sales of $3,359 million were 10% higher than last year on a reported and on a constant currency basis. The pass through of movements in raw material costs had a favorable impact of approximately $316 million, or 10% on net sales.
Volumes for the Global Flexible Packaging Solutions segment were in line with the September quarter last year. Excluding volume from the sale of unconverted films in North America, volumes were up approximately 1%. Price/mix did not have a material impact on net sales.
Adjusted EBIT of $414 million was 1% higher than last year on a reported and on a constant currency basis. The 1% year-over-year growth reflects synergy benefits from the Berry acquisition, partly offset by the unfavorable impact related to the timing of passing through of higher energy and distribution costs.
Adjusted EBIT margin of 12.3% was impacted by 130-basis point dilution related to increased sales dollars associated with passing through higher raw material costs. Excluding this impact, adjusted EBIT margin was 13.6%, which was up 20 basis points to prior year on a comparable basis.
Global Rigid Packaging Solutions segment - September 2026 quarter

	Three Months Ended September 30,		Reported ∆%	Constant currency ∆%
($ in millions)	2026	2025
Net sales	2,770	2,689	3	2
Adjusted EBIT	303	312	(3)	(3)
Adjusted EBIT / Sales %	10.9	11.6
Net sales of $2,770 million were 2% higher than last year on a constant currency basis, including an unfavorable impact from divestitures of approximately $107 million, or (4%) on net sales. The pass through of movements in raw material costs had a favorable impact of approximately $119 million, or 4% on net sales and the remaining 2% year-over-year increase reflects the net impact of volumes and price/mix.
Excluding non-core business and divestitures, volumes for the Global Rigid Packaging Solutions segment were approximately 4% higher compared to the September quarter last year. Price/mix had no material impact on net sales.
Adjusted EBIT of $303 million was 3% lower than last year on a constant currency basis, including an unfavorable impact from divestitures of approximately $17 million, or (5%). The remaining 2% year over year increase mainly reflects synergy benefits from the Berry acquisition and higher volumes partly offset by the unfavorable impact related to the timing of passing through of higher energy and distribution costs.
Adjusted EBIT margin of 10.9% was impacted by 50-basis point dilution related to increased sales dollars associated with passing through higher raw material costs. Excluding this impact, adjusted EBIT margin was 11.4%, which was down 20 basis points to prior year on a comparable basis.

About Amcor
Amcor is the global leader in developing and producing responsible consumer packaging and dispensing solutions across a variety of materials for nutrition, health, beauty and wellness categories. Our global product innovation and sustainability expertise enable us to solve packaging challenges around the world every day, producing a range of flexible packaging, rigid packaging, cartons and closures that are more sustainable, functional and appealing for our customers and their consumers. We are guided by our purpose of elevating customers, shaping lives and protecting the future. Supported by a commitment to safety, 75,000 people generate $23 billion in annual sales from operations that span approximately 400 locations in more than 40 countries. NYSE: AMCR; ASX: AMC
www.amcor.com I LinkedIn I YouTube
Contact Information

Investors
Kate Pearlman	Damien Bird	Dustin Stilwell
Sr. Vice President Investor Relations & Treasury	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
+1 703 585 5353	+61 481 900 499	+1 812 306 2964
kate.pearlman@amcor.com	damien.bird@amcor.com	dustin.stilwell@amcor.com

Media - Australia	Media - Europe	Media - North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director	Head of Global Communications	Director, Media Relations
Sodali & Co	Amcor	Amcor
+61 448 881 174	+41 78 698 69 40	+1 847 204 2319
james.strong@sodali.com	ernesto.duran@amcor.com	julie.liedtke@amcor.com

Amcor plc UK Establishment Address: 83 Tower Road North, Warmley, Bristol, England, BS30 8XP, United Kingdom
UK Overseas Company Number: BR020803
Registered Office: 3rd Floor, 44 Esplanade, St Helier, JE4 9WG, Jersey
Jersey Registered Company Number: 126984, Australian Registered Body Number (ARBN): 630 385 278

U.S. GAAP Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,
($ and shares in millions, except EPS)	2026	2025
Net sales	$6,129	$5,745
Cost of sales	(4,970)	(4,621)
Gross profit	1,159	1,124
Selling, general, and administrative expenses	(468)	(435)
Amortization of acquired intangible assets	(140)	(133)
Research and development expenses	(41)	(46)
Restructuring, transaction and integration expenses, net	(62)	(75)
Other income, net	6	26
Operating income	454	461
Interest expense, net	(153)	(153)
Other non-operating income/(expenses), net	(2)	1
Income before income taxes and equity in income of affiliated companies	299	309
Income tax expense	(58)	(49)
Equity in income of affiliated companies, net of tax	1	2
Net income	242	262
Net income attributable to non-controlling interests	—	—
Net income attributable to Amcor plc	242	262
USD:EUR average FX rate	0.8691	0.8559

Basic earnings per share attributable to Amcor	$0.52	$0.57
Diluted earnings per share attributable to Amcor	$0.52	$0.57
Weighted average number of shares outstanding – Basic	461.9	462.8
Weighted average number of shares outstanding – Diluted	464.6	462.9
All prior periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.

U.S. GAAP Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,
($ in millions)	2026	2025
Net income	$242	$262
Depreciation, amortization and impairment	365	364
Net (gain)/loss on disposal of businesses and affiliated companies	6	—
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(1,175)	(718)
Other non-cash items	35	(41)
Net cash used in operating activities	(527)	(133)
Purchase of property, plant and equipment and other intangible assets	(301)	(238)
Proceeds from sales of property, plant and equipment and other intangible assets	6	28
Business acquisitions	—	(16)
Payments from divestitures	(6)	—
Net debt proceeds	877	696
Dividends paid	(300)	(294)
Purchase of treasury shares and tax withholdings for share-based incentive plans	(36)	(36)
Other, including effect of exchange rate on cash and cash equivalents	4	(9)
Net decrease in cash and cash equivalents	(283)	(2)
Cash and cash equivalents balance at beginning of the year	1,115	827
Cash and cash equivalents balance at end of the period	$832	$825

U.S. GAAP Condensed Consolidated Balance Sheets (Unaudited)

($ in millions)	September 30, 2026	June 30, 2026
Cash and cash equivalents	$832	$1,115
Trade receivables, net	3,752	3,639
Inventories, net	3,775	3,672
Property, plant, and equipment, net	7,440	7,409
Goodwill and other intangible assets, net	18,508	18,663
Other assets	2,545	2,597
Total assets	36,852	37,095
Trade payables	3,225	4,021
Short-term debt and current portion of long-term debt	253	150
Long-term debt, less current portion	14,590	13,862
Accruals and other liabilities	7,041	7,261
Shareholders' equity	11,743	11,801
Total liabilities and shareholders' equity	$36,852	$37,095

Components of Transition Period Net Sales growth

	Three Months Ended September 30,
($ in millions)	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Total
Net sales transition period	$3,359	$2,770	$6,129
Net sales fiscal year 2026	3,056	2,689	5,745
Reported Growth %	10	3	7
FX %	—	1	1
Constant Currency Growth %	10	2	6
RM Pass Through %	10	4	8
Items affecting comparability %	—	(4)	(2)
Organic Growth %	—	2	1
Volume %	—	2	1
Price/Mix %	—	—	—

Reconciliation of Non-GAAP Measures
Reconciliation of adjusted Earnings before interest, tax, depreciation, and amortization (EBITDA), Earnings before interest and tax (EBIT), Net income, Earnings per share (EPS) and Free Cash Flow

	Three Months Ended September 30, 2026				Three Months Ended September 30, 2025
($ in millions, except EPS)	EBITDA	EBIT	Net Income	EPS (Diluted)	EBITDA	EBIT	Net Income	EPS (Diluted)
Net income attributable to Amcor	$242	$242	$242	0.52	$262	$262	$262	0.57
Net income attributable to non-controlling interests	—	—			—	—
Tax expense	58	58			49	49
Interest expense, net	153	153			153	153
Depreciation and amortization	342				355
EBITDA, EBIT, Net income, and EPS	795	453	242	0.52	819	464	262	0.57
Impact of hyperinflation	1	1	1	—	11	11	11	0.02
Restructuring, integration and related expenses, net(1)	54	62	62	0.13	53	53	53	0.11
Other(2)	33	33	33	0.07	26	26	26	0.06
Amortization of acquired intangibles(3)		140	140	0.30		133	133	0.29
Interest expense Berry Transaction			—	—			13	0.03
Tax effect of above items			(38)	(0.08)			(50)	(0.11)
Adjusted EBITDA, EBIT, Net income and EPS	$883	$689	$440	0.95	$909	$687	$448	0.97
Reconciliation of adjusted growth to constant currency growth
% growth - Adjusted EBITDA, EBIT, Net income, and EPS	(3)	—	(2)	(2)
% currency impact	—	—	—	(1)
% constant currency growth	(3)	—	(2)	(3)

% items affecting comparability(4)	(2)	(3)
% from all other sources	(1)	3
Adjusted EBITDA	$883				$909
Interest paid, net	(147)				(149)
Income tax paid	(42)				(105)
Purchase of property, plant and equipment and other intangible assets	(301)				(238)
Proceeds from sales of property, plant and equipment and other intangible assets, net of restructuring	6				2
Movement in working capital	(1,127)				(569)
Other	(61)				(78)
Adjusted Free Cash Flow	(789)				(228)
Berry Transaction, restructuring and Integration costs, net	(31)				(115)
Free Cash Flow	$(820)				$(343)

All prior periods have been retroactively adjusted to reflect the 1 for 5 reverse stock split effected on January 14, 2026.
(1) Three months ended September 30, 2026 and 2025 primarily reflect restructuring and integration costs incurred in connection with the Berry Global acquisition.
(2) Three months ended September 30, 2026 includes fiscal year end change expenses, portfolio review disposal costs, and other net expenses / losses. Three months ended September 30, 2025 primarily reflect transaction costs related to the Berry Global acquisition.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of adjusted EBIT by reportable segment

	Three Months Ended September 30, 2026					Three Months Ended September 30, 2025
($ in millions)	Global Flexible Packaging Solutions		Global Rigid Packaging Solutions	Other	Total	Global Flexible Packaging Solutions	Global Rigid Packaging Solutions	Other	Total
Net income attributable to Amcor					$242				$262
Net income attributable to non-controlling interests					—				—
Tax expense					58				49
Interest expense, net					153				153
EBIT	305		202	(54)	453	327	195	(58)	464
Impact of hyperinflation	—		1	—	1	—	11	—	11
Restructuring, integration and related expenses, net(1)	38		20	4	62	(6)	49	10	53
Other(2)	—		11	22	33	10	4	12	26
Amortization of acquired intangibles(3)	71		69	—	140	78	53	2	133
Adjusted EBIT	$414		$303	$(28)	$689	$409	$312	$(34)	$687
Adjusted EBIT / sales %	12.3%		10.9%		11.2%	13.4%	11.6%		12.0%
Reconciliation of adjusted growth to comparable constant currency growth
% growth - Adjusted EBIT	1		(3)	—	—
% currency impact	—		—	—	—
% constant currency growth	1		(3)	—	—

% items affecting comparability(4)	—		(5)	—	(3)
% from all other sources	1	—	2	—	3
(1) Three months ended September 30, 2026 and 2025 primarily reflect restructuring and integration costs incurred in connection with the Berry Global acquisition.
(2) Three months ended September 30, 2026 includes fiscal year end change expenses, portfolio review disposal costs, and other net expenses / losses. Three months ended September 30, 2025 primarily reflect transaction costs related to the Berry Global acquisition.
(3) Amortization of acquired intangible assets from business combinations.
(4) Reflects the impact of acquired, disposed, and ceased operations.

Reconciliation of net debt

($ in millions)	September 30, 2026	June 30, 2026
Cash and cash equivalents	$(832)	$(1,115)
Short-term debt	174	135
Current portion of long-term debt	79	15
Long-term debt, less current portion	14,590	13,862
Net debt	$14,011	$12,897

Cautionary Statement Regarding Forward-Looking Statements
Unless otherwise indicated, references to "Amcor," the "Company," "we," "our," and "us" in this document refer to Amcor plc and its consolidated subsidiaries. This document contains certain statements that are "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like "believe," "expect," "target," "project," "may," "could," "would," "approximately," "possible," "will," "should," "intend," "plan," "anticipate," "commit," "estimate," "potential," "ambitions," "outlook," or "continue," the negative of these words, other terms of similar meaning, or the use of future dates. Such statements are based on the current expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties. Neither Amcor nor any of its respective directors, executive officers, or advisors provides any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor's business. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: changes in consumer demand patterns and customer requirements in numerous industries; risk of loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which we operate; risk of integrating acquisitions and achieving the financial and other results and benefits anticipated at the time of acquisition; risk that the strategic review of our portfolio may cause disruptions to our business or may not result in completion of a transaction to restructure or divest non-core businesses or may not create additional value for our shareholders; an inability to expand our current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions, including impacts from the Middle East conflict; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy and other inputs, which could adversely affect our business; production, supply, and other commercial risks, including those resulting from geopolitical conflicts and counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract, develop, and retain our skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; significant disruption at a key manufacturing facility; cybersecurity risks, which could disrupt our operations or risk of loss of our sensitive business information; failures or disruptions in our information technology systems which could disrupt our operations, compromise customer, employee, supplier, and other data; risk that the use of artificial intelligence could adversely affect our business and financial results; risk that the Company's significant indebtedness may limit its flexibility and increase its borrowing costs; rising interest rates that increase our borrowing costs on our variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of our insurance policies, including our use of a captive insurance company, to provide adequate protection against all of the key operational risks we face; an inability to defend our intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance ("ESG") matters, or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to our ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in our geographic mix of earnings; and changes in trade policy, including tariff and customs regulations or failure to comply with such regulations. These risks and uncertainties are supplemented by those identified from time to time in our filings with the Securities and Exchange Commission (the "SEC"), including without limitation, those described under Part I, "Item 1A - Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2026, and as updated by our quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.
Presentation of non-GAAP information
Included in this release are measures of financial performance that are not calculated in accordance with U.S. GAAP. These measures include adjusted EBITDA and EBITDA (calculated as earnings before interest and tax and depreciation and amortization), adjusted EBIT and EBIT (calculated as earnings before interest and tax), adjusted net income, adjusted earnings per share, adjusted free cash flow, and net debt. In arriving at these non-GAAP measures, we exclude items that either have a non-recurring impact on the income statement or which, in the judgment of our management, are items that, either as a result of their nature or size, could, were they not singled out, potentially cause investors to extrapolate future performance from an improper base. Note that while amortization of acquired intangible assets is excluded from non-GAAP adjusted financial measures, the revenue of the acquired entities and all other expenses unless otherwise stated, are reflected in our non-GAAP financial performance earnings measures. While not all inclusive, examples of these items include: material restructuring programs, including associated costs such as employee severance, pension and related benefits, impairment of property and equipment and other assets, accelerated depreciation, termination payments for contracts and leases, contractual obligations, and any other qualifying costs related to restructuring plans; material sales and earnings from disposed or ceased operations and any associated profit or loss on sale of businesses or subsidiaries; changes in the fair value of economic hedging instruments on commercial paper and contingent purchase consideration; pension settlements; impairments in goodwill and equity method investments; material acquisition compensation and transaction costs such as due diligence expenses, professional and legal fees, financing-related expenses; and integration costs; material purchase accounting adjustments for inventory; amortization of acquired intangible assets from business combination; gains or losses on significant property and divestitures and significant property and other impairments, net of insurance recovery; certain regulatory and legal matters; impacts from highly inflationary accounting; expenses related to the Company's CEO and CFO transition; and impacts related to the Russia-Ukraine conflict and conflict in the Middle East.
Amcor also evaluates performance on a comparable constant currency basis, which measures financial results assuming constant foreign currency exchange rates used for translation based on the average rates in effect for the comparable prior year period. In order to compute comparable constant currency results, we multiply or divide, as appropriate, current-year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior-year average foreign exchange rates. We then adjust for other items affecting comparability. While not all inclusive, examples of items affecting comparability include the difference between sales or earnings in the current period and the prior period related to disposed, or ceased operations. Comparable constant currency net sales performance also excludes the impact from passing through movements in raw material costs.
Management has used and uses these measures internally for planning, forecasting and evaluating the performance of the Company’s reporting segments and certain of the measures are used as a component of Amcor’s Board of Directors’ measurement of Amcor’s performance for incentive compensation purposes. Amcor believes that these non-GAAP measures are useful to enable investors to perform comparisons of current and historical performance of the Company. For each of these non-GAAP financial measures, a reconciliation to the most directly comparable U.S. GAAP financial measure has been provided herein. These non-GAAP financial measures should not be construed as an alternative to results determined in accordance with U.S. GAAP. The Company provides guidance on a non-GAAP basis as we are unable to predict with reasonable certainty the ultimate outcome and timing of certain significant forward-looking items without unreasonable effort.  These items include but are not limited to the impact of foreign exchange translation, restructuring program costs, asset impairments, possible gains and losses on the sale of assets, certain tax related events, and difficulty in making accurate forecasts and projections in connection with the legacy Berry Global business given recency of access to all relevant information. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP earnings and cash flow measures for the guidance period.
Reconciliations of Transition Period projected non-GAAP measures are not included herein because the individual components are not known with certainty as individual financial statements for Transition Period have not been completed.
Reverse Stock Split
On January 14, 2026, the Company filed an amendment to its memorandum of association to effect a 1-for-5 reverse stock split (the “Reverse Split”) of the Company's ordinary shares. The Reverse Split became effective on January 14, 2026 and reduced the number of authorized ordinary shares to 1,800,000,000 and increased the par value of the ordinary shares to $0.05 per share. Accordingly, all share and per share amounts for all prior periods presented in the discussion within this release have been adjusted retroactively, where applicable, to reflect the Reverse Split.
Dividends
Amcor has received a waiver from the ASX’s settlement operating rules, which will allow the Company to defer processing conversions between its ordinary share and CDI registers from November 24, 2026 to November 25, 2026 inclusive.